
                                  NSAR ITEM 77O
                                      2000
                       VK High Income Corporate Bond Fund
                               10f-3 Transactions

  UNDERWRITING #                UNDERWRITING           PURCHASED FROM         AMOUNT OF SHARES     % OF           DATE OF
                                                                                 PURCHASED       UNDERWRITING     PURCHASE


         1                  Republic of Columbia    Salomon Smith Barney         1,500,000          0.30%         11/17/99




Other firms participating in Underwriting:

Underwriting for #1.

Salomon Smith Barney Inc.
Morgan Stanley & Co. Incorporated